Exhibit 10.52

EXECUTION COPY

INTERPOOL, INC.
211 College Road East
Princeton, N.J. 08540

August 10, 2004

Mr. Raoul J. Witteveen
Surinamesttaat 37
2585 CH The Hague
The Netherlands

Dear Raoul:

This letter (the "Agreement") is written to confirm the terms of your separation from Interpool, Inc. (the "Company").

           1. Separation. You resigned from your positions as President, Chief Operating Officer, Member of the Board of Directors of the Company, and any other positions or offices you held with any subsidiary or affiliate of the Company, effective October 9, 2003 (the "Separation Date"). You confirm that you vacated your office at the Company promptly after the Separation Date. You further confirm that you have returned all Company property, including, but not limited to, any personal digital assistant, computer, or automobile; provided, however, that any failure as a result of your inadvertence or mistake to return any item of Company property shall not be deemed a breach of this Agreement, provided that you return any such property promptly to the Company upon discovery.

           2. Compensation and Benefits. (a) Other than as set forth in this Agreement, the compensation and benefits that you received as part of your employment ceased as of the Separation Date. You hereby acknowledge and agree that your employment agreement with the Company, dated January 1, 1992 (the "Employment Agreement"), was terminated as of the Separation Date and is of no further force or effect, except as otherwise provided in Paragraph 4(b). The Employment Agreement is replaced by this Agreement. You have been paid your compensation through the Separation Date (subject to year-end adjustment that remains to be paid for compensation paid in euros based upon an assumed conversion rate in order to give effect to the actual conversion rate for 2003). Your group medical benefits and life insurance ceased effective October 31, 2003, except as provided below. Upon termination of your medical benefits and life insurance, as contemplated by Paragraph 3(ii), (i) you may convert your life insurance to an individual policy in accordance with the terms of such policy and (ii) you and any covered dependents may continue group medical benefits at your and/or their expense as provided by COBRA. In addition, you will receive benefit continuation information in a separate letter.

                     (b) You will be reimbursed for all 2002 and 2003 business, travel, and entertainment expenses properly incurred during your employment in accordance with Company policy and practice. You will submit such expenses for 2003 within sixty (60) days of your execution of this Agreement, including appropriate documentation in accordance with Company policy and practice.

                     (c) You shall be paid for any accrued, unused vacation days, less applicable deductions, promptly after your execution of this Agreement. You and the Company agree that you are entitled to sixty-four (64) days of pay for accrued, unused vacation.

                     (d) You will receive your vested account balance in the Company's 401(k) plan in accordance with the terms of such plan and applicable law.

           3. Consideration. Subject to this Agreement becoming effective when you execute it and provided that you do not revoke this Agreement as provided in Paragraph 16 below, the Company will (i) pay your base salary for two years from the Separation Date at your then current annual salary of $632,825 (less applicable deductions), payable in forty-eight (48) equal bi-weekly installments of $26,367.71 (less applicable deductions), commencing on the next regularly scheduled pay date immediately following the Separation Date, (ii) continue your and your dependents' medical benefits and your life, disability and accident insurance through and including October 9, 2005 at no additional cost to you, to the extent permitted by the applicable benefit plans, and to the extent your and your dependents' medical benefits are provided through COBRA, in whole or in part, will reimburse you for any expenses you incur for continuation of such benefits under COBRA through and including October 9, 2005, or if your and your dependents' eligibility for medical benefits continuation under COBRA expires prior to October 9, 2005, will obtain substantially equivalent alternative medical benefits for you and your dependents through and including October 9, 2005, (iii) upon presentation of appropriate documentation, reimburse you for all costs of medical, dental and other health-related services or care, including prescription medication and hospital expenses, incurred by you on behalf of yourself and/or your dependents from the Separation Date through and including October 9, 2005, which costs and expenses shall not have been advanced or reimbursed pursuant to any medical and dental insurance plans, (iv) provide to you an automobile allowance of $2,000 per month for the twelve (12) month period through and including October 9, 2004, to be used to pay expenses associated with the lease, purchase, maintenance and insurance of an automobile, (v) reimburse you for the cost of maintaining an office and administrative expenses associated with hiring an assistant to perform job duties on your personal behalf other than at the Company's premises through and including October 9, 2004, not to exceed $10,000 per month; provided, however, that if you die prior to all installments having been made under this Paragraph 3, your beneficiary or estate shall receive the balance of any remaining installments payable under clauses (i), (ii), (iii) or (iv) of this Paragraph at the time such payments would have been made to you but for your death and your beneficiary or estate shall receive the next installment payable under clause (v) of this Paragraph at the time such payment would have been made to you but for your death and no further installments under such clause (v).

          In addition, you acknowledge that you have begun to receive the payments and benefits described above in this Paragraph 3 and that any such payments and benefits have been made by the Company pursuant to this Agreement and shall be counted towards your total entitlement to payments and benefits under this Agreement. You further acknowledge and agree that, in the event that this Agreement does not become effective for any reason, including due to your exercise of your right to revoke this Agreement as described in Paragraph 16, you will return all such payments and benefits to the Company.

          The parties hereto acknowledge and agree that the Company may offset any payments to you otherwise due under this Agreement in an amount equal to (A) the amount of any income taxes owing (but not related FICA and FUTA taxes, interest, penalties or additions to tax), including withholding of income taxes, in respect of payments made to you by the Company on or prior to the Separation Date, as may reasonably be determined by the Company and which are remitted to the appropriate taxing authority, minus (B) the amounts withheld by the Company (or its affiliates) for any income, wage or similar taxes in the Kingdom of the Netherlands in respect of payments made to you by the Company in the year 2003 on or prior to the Separation Date (converting such withheld amounts to the U.S. dollar using the 2003 average rate of exchange for the relevant currency, as published by the U.S. Federal Reserve in Release G.5A (405) (January 5, 2004)). You shall use reasonably diligent efforts to utilize the amounts withheld by the Company (or its affiliate) in the Kingdom of the Netherlands in respect of payments to you in 2003 on or prior to the Separation Date as a credit against your Netherlands and United States taxes for 2003, and to obtain a refund of those withheld amounts which cannot be so applied as a credit against taxes. To the extent you recover any such amounts (or a portion thereof) (i) from the Kingdom of the Netherlands as a refund, or (ii) as a credit against Netherlands taxes and you receive credit for such Netherlands taxes (or any portion thereof) against your United States income taxes, you agree to pay over such amounts to the Company. If such amounts are not paid over to the Company by you, the parties agree that the Company can offset such amounts against amounts owing to you under this Agreement. You will present to the Company evidence demonstrating, to the reasonable satisfaction of the Company, your application of reasonably diligent efforts to obtain the credits and refunds, as described above, as well as the results of such efforts. If the Company determines that you have failed to use reasonably diligent efforts to obtain the credits or refunds, as described above, or to provide reasonably satisfactory evidence of such efforts or the outcome of such efforts, the Company can offset amounts owing to you under this Agreement by an amount which together with any amounts paid by you to the Company under this paragraph equals the taxes withheld by the Company (or its affiliate) in the Netherlands in respect of payments to you in 2003 on or prior to the Separation Date. In the event that you are required to take any action, other than the filing of your required returns, in order to recover (through refund or credit) any portion of the taxes withheld by the Company (or its affiliate) in the Netherlands in respect of payments to you in 2003 on or prior to the Separation Date, the Company shall reimburse you for the reasonable cost (including legal and accounting fees) of any such action.

          The parties agree that, except as provided in the previous paragraph:  (1) the payments to you under Paragraph 3 of this Agreement will not be subject to U.S. federal income tax withholding provided you deliver to the Company a duly completed and executed W-8BEN (including the checking of boxes 9a and 9b in Part II of that form) or W-9, or successor forms thereto, establishing that no such withholding is required, and further provided that you agree to update such documentation as necessary; and (2) in no event shall the Company seek to offset, under the previous paragraph, the total payments to be made to you under this Agreement by more than $220,000.

           4. Release. (a) In exchange for the payments and benefits set forth in Paragraph 3, you and your heirs, legal representatives, and assigns, hereby voluntarily and knowingly release and forever discharge the Company and affiliated companies, their respective subsidiaries, divisions, affiliates and branches, and their respective predecessors, successors and assigns and their respective present, former, and future officers, directors, shareholders, parents, owners, agents, attorneys, and/or employees, in both their individual and representative capacities (collectively, the "Released Parties"), from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature and description whatsoever ("Claims"), relating in any way to the Company, whether directly or indirectly, including, without limitation, Claims arising out of, relating to or based upon (i) your employment with the Company or the cessation of your employment, (ii) your Employment Agreement, dated January 1, 1992, (iii) your former position as an officer or director of the Company or any other entity or (iv) any business operations of the Company, up to the date you sign this Agreement, whether or not now known, suspected or claimed, which you had, have, or may have, against the Released Parties, including, but not limited to, all Claims arising out of, relating to or based upon, (a) statements, acts or omissions by the Company, Released Parties or their respective representatives, (b) express or implied agreements between you, on the one hand, and the Company and/or Released Parties, on the other hand, including, without limitation, your Employment Agreement, dated January 1, 1992, (c) any federal, state or local fair employment practices or civil rights law including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Americans with Disabilities Act and the Employee Retirement Income Security Act of 1974, which prohibit discrimination on such bases as race, color, religion, creed, national origin, family and/or medical leave, citizenship, sex/gender, sexual orientation, marital status, age, disability, genetic predisposition or carrier status or uniformed service, (d) any claim concerning the Company's right to terminate your employment, including any claim under common law, public policy or breach of contract or tort, including, without limitation, for emotional distress, libel, slander, defamation, fraud, wrongful discharge, or (e) wages, commission, bonuses, accrued vacation pay, employee benefits, expenses, allowances and any other payment or compensation of any kind whatsoever; provided, however, the foregoing release shall not (A) prevent you from bringing an action seeking compliance with this Agreement; (B) release any claims for vested benefits under any applicable Company benefit plan; or (C) prevent you from asserting any right to indemnification under this Agreement, the provisions of the Delaware General Corporation Law, or the Company's Certificate of Incorporation or Bylaws.

           (b) Notwithstanding the foregoing, in the event that the Company, or any of the Released Parties, shall assert any Claim against you, whether in court, arbitration, or otherwise (except for (x) any action to enforce this Agreement or any undertaking made pursuant to paragraph 12, (y) any derivative claim brought on behalf of the Company by shareholders who are neither current, former, or future directors or officers of the Company or any of its subsidiaries or affiliates, or (z) any action seeking disgorgement of bonuses paid to you pursuant to Section 304 of the Sarbanes-Oxley Act of 2002), you shall be entitled to assert as a counterclaim in such proceeding, or as a claim in any other forum, any claim for breach of your Employment Agreement, in which case nothing in this release or this Agreement shall operate to bar you from recovering on such claim and your employment shall be treated as if the Company expressly terminated your employment, notwithstanding your resignation. In the event that you obtain a judgment against the Company in connection with any such claim, any amounts already paid to you by the Company under this Agreement shall be offset against the amount of such judgment.

           5. Stock Options and Restricted Stock Awards. Notwithstanding any contrary provision of the Company's Stock Option Plan or its Deferred Bonus Plan, (i) each outstanding stock option previously granted to you by the Company (A) to the extent not already vested prior to the Separation Date, shall be forfeited by you as of the Separation Date and (B) to the extent already vested and exercisable as of the Separation Date, shall remain exercisable (to the extent not previously exercised), until the earlier of (x) October 9, 2005 and (y) the scheduled expiration date for such option that would have applied if your employment had not ceased pursuant to this Agreement, and (ii) each outstanding restricted stock award previously granted to you by the Company (A) to the extent not already vested prior to the Separation Date, shall be forfeited by you as of the Separation Date and (B) to the extent already vested and unrestricted as of the Separation Date, shall be retained by you. Until the date on which the Company files its Annual Report on Form 10-K for the fiscal year of the Company ended December 31, 2002, you shall continue to be subject to all trading restrictions in Company securities that generally apply (if any) to the Company's senior management and directors, as if your employment had not ceased. Attached hereto as Annex A is a list of the outstanding vested stock options exercisable by you as of the Separation Date and the outstanding restricted stock awards previously granted to you that had vested (and therefore were not forfeited) as of the Separation Date.

          In addition, before selling or otherwise transferring any shares of the Company's Common Stock beneficially owned by you during the period from the Separation Date through October 9, 2005 (including but not limited to any shares the beneficial ownership of which is attributed to you under the rules of the Securities and Exchange Commission and any shares that were acquired or may be acquired by you upon the exercise of stock options or pursuant to the Company's deferred bonus plan), (x) you shall notify the Company of any intention to sell publicly any such shares and shall afford the Company a ten-day period during which the Company (or, to the extent the Company declines such option, one or more of its affiliates) may elect to purchase all or any portion of such shares at a price equal to the average of the Closing Prices of the Common Stock on the day you notify the Company of your intention to sell, the day the Company notifies you of its election to purchase such shares, and all intervening days, provided, however, that if the Company elects to purchase any such shares, you shall have no obligation to actually sell any shares if the average price calculated as described above is more than 7.5% below the Closing Price on the date you gave notice to the Company, and the Company (or its affiliate) shall have 14 days from the day you notified them of your intention to sell to complete the purchase, (y) in the event of any private sale of such shares or any transfer of such shares without consideration (for example, by gift), you shall obtain the transferee's written agreement to comply with the terms of this sentence with respect to any proposed future sale or transfer of such shares by such transferee, and (z) during the period from the date hereof through October 9, 2005, you shall not sell shares of the Company's common stock or other Company securities in public markets transactions in amounts greater than the volume limits that would have applied if you had continued to be subject to Paragraph (e)(1) of Rule 144 under the Securities Act throughout such period.

          "Closing Price" on any date means (1) if the stock is listed or admitted to trade on a national securities exchange, the closing price of the stock on the Composite Tape, as published in the Eastern Edition of The Wall Street Journal, of the principal national securities exchange on which the stock is so listed or admitted to trade, on such date, or, if there is no trading of the stock on such date (or if the market has not closed at the applicable time), then the closing price of the stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares; (2) if the stock is not listed or admitted to trade on a national securities exchange, the last price for the stock on such date, as furnished by the National Association of Securities Dealers, Inc. ("NASD") through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information; or (3) if the stock is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, the mean between the bid and asked price for the stock on such date, as furnished by the NASD or a similar organization.

           6. Confidentiality. You covenant and agree that (i) you will not knowingly divulge any material or confidential proprietary matters of the Company which are not otherwise in the public domain, including, without limitation, financial records, trade secrets, business plans, pricing policies, and customer lists, except as required in the course of performing duties under this Agreement or as required by law, regulation or judicial or other legal process, and except as may be requested by any governmental authority in connection with any investigation or proceeding described in paragraph 9(a), for a period up through and including October 9, 2008, and (ii) you will promptly deliver to the Company, at the Company's expense, all memoranda, notes, records, reports and other documents, and all copies thereof, relating to the business of the Company which you obtained while employed by, or otherwise serving or acting on behalf of the Company, which you may now possess or have under your control; provided, however, that any failure as a result of inadvertence or mistake to deliver such documents to the Company shall not be deemed a breach of this Agreement, provided that you return any such documents promptly to the Company upon discovery.

           7. Non-Competition. You agree that, for a period of two years from the Separation Date, you, alone or together with any person, firm, partnership, corporation or other entity whatsoever, except any subsidiary or affiliates of the Company, shall not:

                     (a) Directly or indirectly, engage in, or become or be interested in or associated with any Competing Business, whether as an officer, director, stockholder, partner, proprietor, associate, employee, representative, landlord, sublandlord, public relations or advertising representative, or management consultant;

                     (b) Directly or indirectly, induce or attempt to influence any person or business entity who was a customer or supplier of the Company during any portion of your employment to transact business with a Competing Business; or

                     (c) Directly or indirectly, (i) induce or attempt to influence any employee of the Company to leave his or her employ, (ii) aid or agree to aid any customer or supplier of the Company, or any Competing Business, in any attempt to hire any person who shall have been employed by the Company within the 365 day period next preceding such requested aid, or (iii) without the prior written consent of the Company, participate in planning for, or accept any employment or association with, any company which then employs more than two former employees of the Company within the 365 day period next preceding the termination of such employees' employment with Company;

                     Provided, however, that you may own, as an investor, securities of any corporation listed on a national securities exchange or regularly traded in the over-the-counter market.

                     Competing Business. For purposes of this Paragraph 7, the term "Competing Business" shall mean any individual, business, firm, company, partnership, joint venture, limited liability company, organization or other entity engaged in the business of leasing cargo containers and/or container chassis.

           8. Non-Disparagement. You shall not at any time engage in any form of conduct, or make statements or representations, that disparage or otherwise impair the commercial reputation, goodwill or interests of the Company or Released Parties.

                     The Board and the officers of the Company shall not at any time engage in any form of conduct, or make statements or representations that disparage or otherwise impair your commercial reputation, goodwill or interests.

                     Nothing in this Paragraph 8 is intended to prevent (i) you or the Company (including the Board and the officers of the Company) from making statements or providing information reasonably and in good faith believed to be truthful or accurate when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process or regulations of any government agency (including the Securities and Exchange Commission), (ii) you or the Company from making any statement reasonably believed in good faith to be truthful and accurate, including, in the course of responding to inquiries from the media, lenders, investors, market analysts, rating agencies or other similar parties, or (iii) you from making any statement reasonably and in good faith believed to be truthful and accurate to prospective employers or clients. It shall not violate this Paragraph 8 for you or the Company (including the Board and the officers of the Company) to, in good faith, repeat statements made by other persons.

                     You acknowledge that on October 10, 2003, the Company issued a press release and held an investor conference call relating, among other things, to your separation from employment, and you confirm that no statements by the Company in such press release or during such investor conference call were contrary to the terms of this Paragraph 8.

           9. Cooperation. (a) You agree, upon reasonable notice under the circumstances, to cooperate with the Company and the Audit Committee of its Board of Directors ("Audit Committee") and their respective legal counsel on any matters relating to the conduct of any litigation, claim, suit, investigation or proceeding (collectively, a "Proceeding") involving the Company which relates to (i) the current investigation being conducted by the Audit Committee and the investigation being conducted by the Securities and Exchange Commission, (ii) any current or future investigation conducted by the Audit Committee or any federal, state or local governmental agency or regulatory organization or entity having jurisdiction over the Company, (iii) any litigation, arbitration, hearing or other proceeding instituted against the Company by any such federal, state or local governmental agency or regulatory organization or entity having jurisdiction over the Company, and (iv) any claim brought by shareholders of the Company or any of its parents, subsidiaries or affiliates; provided, however, that for purposes of this Paragraph 9(a), the term "Proceeding" does not include investigations or litigation by the EEOC, Department of Labor, OSHA, or an equivalent governmental or regulatory organization, or any Proceeding that does not involve facts or circumstances occurring during your employment with the Company. Subject to the receipt of appropriate documentation and itemization to the Company's reasonable satisfaction, the Company agrees to reimburse all travel and out-of-pocket expenses actually, necessarily and reasonably incurred by you in connection with the activities described in this Paragraph; provided, however, that the Company shall not reimburse any attorney's fees, except to the extent you are entitled to indemnification for such attorney's fees under Paragraph 12 of this Agreement, the Delaware General Corporation Law, or the Company's Certificate of Incorporation or By-laws.

                     (b) You further agree, upon reasonable notice under the circumstances, for up to 10 hours per month for a period up through and including October 9, 2008 (except during a trial of any litigation, where more time may be required), to cooperate with the Company and its legal counsel on any matters relating to the conduct of any Proceeding involving the Company (other than Proceedings described in the preceding Paragraph (a)) in connection with any facts or circumstances occurring during your employment with the Company in which the Company reasonably determines that your cooperation is necessary or appropriate. Other than the Cho Yang litigation, the Company is currently unaware of any other Proceeding which may require your cooperation under this Paragraph 9(b). Subject to the receipt of appropriate documentation and itemization to the Company's reasonable satisfaction, the Company agrees to reimburse all travel and out-of-pocket expenses actually, necessarily and reasonably incurred by you in connection with the activities described in this Paragraph; provided, however, that the Company shall not reimburse any attorney's fees, except to the extent you are entitled to indemnification for such attorney's fees under Paragraph 12 of this Agreement, the Delaware General Corporation Law, or the Company's Certificate of Incorporation or By-laws.

           10. Breach; Remedies; Opportunity to Cure. In the event that you shall breach or threaten to breach Paragraphs 6, 7, 8 or 9 of this Agreement, then the Company shall have no adequate remedy at law and shall be able to enforce such paragraphs by seeking an injunction (without posting a bond) and such other relief as may be deemed just and proper; provided, however, the parties expressly acknowledge that their respective rights, duties and obligations under this Agreement are cumulative and that the Company taking any of the actions set forth in this Paragraph shall not abrogate, diminish or otherwise impact the validity or enforceability of the release set forth in Paragraph 4.

                     In the event that you or the Company shall breach this Agreement or threaten to breach this Agreement, other than Paragraphs 6, 7, 8 or 9(a) hereof, the other party shall provide the breaching party with notice of the breach and shall afford the breaching party a ten (10) day period to cure the breach, and if such breach is not cured, the other party shall then have the right to bring an action for breach of this Agreement. In the event that you or the Company, acting in good faith, breach or threaten to breach Paragraph 7 or 8 of this Agreement and such breach or threatened breach does not materially harm the other party, the other party shall provide the breaching party with notice of the breach and shall afford the breaching party a ten (10) day period to cure the breach, and if such breach is not cured, the other party shall then have the right to bring an action for breach of Paragraph 7 or 8 of this Agreement; provided, however, that after the first breach of Paragraph 7 or 8 of this Agreement and opportunity to cure such breach, the other party shall have no further obligation to provide the breaching party with notice and an opportunity to cure any subsequent breaches by the breaching party of Paragraph 7 or 8 of this Agreement.

           11. Miscellaneous. This Agreement sets forth the entire agreement between the Company and you concerning its subject matter and supersedes any such prior agreement or understanding. This Agreement may only be modified by a writing signed by both parties. The provisions of this Agreement are severable and if any part of it is found to be unenforceable, the other parts shall remain valid and enforceable. Except as otherwise provided herein, no waiver by either party hereto of a breach by the other party of any condition or provision of the Agreement to be performed by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time or at any other time.

           12. Indemnification. To the fullest extent permitted by Delaware General Corporation Law and the Company's Certificate of Incorporation and By-laws (as any of the same exists or may hereafter be amended), the Company shall indemnify you for all amounts incurred, payable or paid by you in connection with or relating to any action or Proceeding, including, but not limited to, any investigations or inquiries by or on behalf of the Audit Committee of the Company's Board of Directors or any governmental, regulatory or other person or entity, arising out of or related to your performance of services for or on behalf of, or serving as a Director or Officer or employee of, the Company or any of its affiliated entities, and any other Proceeding referred to in Paragraphs 9(a) and 9(b) (all hereinafter collectively referred to as the "Proceeding" for purposes of this Paragraph 12), provided that the Company's Board of Directors determines pursuant to Section 145(d) of the Delaware General Corporation Law that such indemnification is proper in the circumstances because you met the applicable standard of conduct set forth in such Section 145 or such indemnification is ordered by a court. The Company shall advance to you all reasonable costs and expenses incurred, including attorney's fees, payable or paid by you in connection with any Proceeding within 30 days after receipt by the Company of a written request from you for such advance until it shall ultimately be decided that you are not entitled to indemnification from the Company; provided, however, that the Company shall not advance such costs and expenses in connection with any Proceeding instituted against you by or on behalf of the Company, except (x) to the extent a court of authorized jurisdiction makes a final determination that you are entitled to indemnification with respect to such Proceeding or (y) in the case of a derivative action brought on behalf of the Company by shareholders who are neither current, former or future directors or officers of the Company or any of its subsidiaries or affiliates, if the Company's Board of Directors determines pursuant to Section 145(d) of the Delaware General Corporation Law that such advancement of expenses is proper in the circumstances because you met the applicable standard or conduct set forth in such Section 145. Your request for advancement of costs and expenses shall include an undertaking by you to timely repay the amount of such advancements if it shall ultimately be determined that you are not entitled to be indemnified against such costs and expenses. In addition to and without waiving any other rights or remedies you may have under this Agreement, the provisions of the Delaware General Corporation Law or the Company's Certificate of Incorporation and Bylaws, in connection with any determination as to whether you are entitled to indemnification, if the Company notifies you that it has determined that you are not entitled to indemnification under this Paragraph 12 and the provisions of the Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws, you may request that the Company promptly submit such issue to be resolved by independent legal counsel (who shall not have performed services for the Company) ("Independent Counsel"). Such Independent Counsel shall be selected by the Company, subject to your approval, which shall not be unreasonably withheld.

           13. Legal Fees. The Company shall pay directly or reimburse you for reasonable legal fees and expenses of your counsel, O'Melveny & Myers LLP, incurred in connection with the negotiation and preparation of this Agreement.

           14. Choice of Law; No Jury. This Agreement shall be governed and construed in accordance with the laws of the State of New York and all disputes arising out of or relating to this Agreement or its breach shall be resolved in the courts located within the State of New York, New York County and you and the Company hereby submit exclusively to the jurisdiction and venue of those New York courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE ARISING OUT OF THIS AGREEMENT.

           15. Notices. Any notice required or desired to be given under this Agreement shall be delivered via an established and reputable overnight courier, postage prepaid, and shall be considered effective upon deposit of such notice with such courier.

If such notice is to the Company, then to:

Interpool, Inc.
211 College Road East
Princeton, NJ 08540
Attention: Chief Executive Officer

with a copy to counsel, to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Jeffrey S. Lowenthal, Esq.

If such notice is to you, then to:

Raoul J. Witteveen
Surinamesttaat 37
2585 CH The Hague
The Netherlands

with a copy to counsel, to:

O'Melveny & Myers LLP
153 East 53rd Street
Citigroup Center
New York, NY 10022
Attention: Andrew J. Geist, Esq.

           16. Acknowledgement. You acknowledge that:

•	you have read this Agreement in its entirety and understand all of its terms, including that it constitutes a complete release of all claims against the Company and a special release of claims against Released Parties, except as expressly provided herein;

•	you have been advised, in writing, to review this Agreement with an attorney before signing it and, in fact have done so with your attorney;

•	you have been given at least twenty-one (21) days within which to review and consider this Agreement, including with an attorney, before signing it and to the extent that you execute this Agreement before the expiration of the twenty-one (21) day period, you do so knowingly and voluntarily and only after consulting your attorney;

•	this Agreement shall not become effective until the 8th day after you sign it and you may at any time before the effective date revoke this Agreement by hand delivering or sending via overnight mail a written notice of revocation to the Company at: Interpool, Inc., 211 College Road East, Princeton, New Jersey 08540, Attention: Chief Executive Officer;

•	you received good and valuable consideration in exchange for entering into this Agreement;

•	nothing in this Agreement shall constitute an admission or be used as evidence of any liability or wrongdoing whatsoever by either party;

•	the headings used in the Agreement are intended solely for convenience of reference and shall not be used to amplify, limit, modify (or otherwise be used in the interpretation of) the terms of this Agreement; and

•	you knowingly and voluntarily agree to all the terms and conditions in this Agreement.

           17. By entering into this Agreement, you acknowledge that you are not and shall not be entitled to any payments, benefits or other obligations from the Company and/or Released Parties whatsoever (except as expressly set forth herein)

.

INTERPOOL INC.

By:_____________________
       Name:
       Title:

Voluntarily Agreed to and Accepted
this ____ day of __________, 2003

Raoul J. Witteveen

ANNEX A

Stock Options and Restricted Stock Awards

•	1,140,000 shares are subject to vested stock options.

•	No shares are subject to stock awards under the deferred bonus plan that have vested.